EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into this 16th day of May, 2006 (the “Effective Date”), between XTO Energy Inc., a Delaware corporation (“XTO Energy”) (XTO Energy and, to the extent applicable, one or more of its subsidiaries, being collectively referred to herein as “Employer”), and Vaughn O. Vennerberg II, who resides in Dallas, Texas (“Employee”).

RECITALS

WHEREAS, Employer desires to employ Employee as Senior Executive Vice President and Chief of Staff of XTO Energy and as an officer and/or director of one or more of XTO Energy’s subsidiaries upon the terms and conditions provided herein; and

WHEREAS, Employee desires to be so employed.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the above recitals, and for and in consideration of the mutual promises set forth below, the parties agree as follows:

1. Employment. Employer hereby employs Employee as Senior Executive Vice President and Chief of Staff of XTO Energy, and Employee hereby accepts employment with Employer upon the terms and conditions herein stated.

2. Term.

2.1 Initial Term. Subject to the terms and conditions hereof, Employee’s term of employment under this Agreement shall commence as of the Effective Date and continue through November 30, 2006 (the “Initial Term”), subject to the extension provisions of Section 2.2, unless terminated earlier in accordance with the provisions of Section 10.

2.2 Extensions. Beginning with December 1, 2006, the term of this Agreement shall automatically be extended each year on December 1 for one additional year (for example, on December 1, 2006, the term of this Agreement will be extended to November 30, 2007), except that the term of this Agreement shall not be extended automatically if (i) in any year, prior to thirty (30) calendar days before the term is scheduled to be extended automatically, Employer delivers to Employee, or Employee delivers to Employer, written notice that the automatic extension provision of this Section 2.2 shall be inoperative, (ii) a Notice of Termination (as defined in Section 10.5) has been delivered and not withdrawn, or (iii) Employee dies.

2.3 Expiration Date. The term of this Agreement shall expire at the end of the Initial Term or, if extended pursuant to Section 2.2, at the end of the extension period (referred to herein as the “Expiration Date), subject to earlier termination pursuant to Section 10.

3. Position and Duties. Employee shall serve Employer in an executive capacity as Senior Executive Vice President and Chief of Staff of XTO Energy and as an officer and/or director of one or more of XTO Energy’s subsidiaries. Employee’s duties shall include, in addition to those enumerated in the Bylaws of Employer, those duties as may be directed by the Board of Directors of XTO Energy (the “Board”), including service as an officer and/or director of one or more of XTO Energy’s subsidiaries.

4. Extent of Services. Employee shall devote his best efforts and full business time (with allowances for vacations and sick leave) and attention to furthering the business of Employer, and shall not during the term of this Agreement be engaged in other activities which require such substantial services on the part of Employee that Employee is unable to perform the duties assigned to him by Employer. The foregoing shall not be construed as preventing Employee from maintaining or making investments, or engaging in other business, enterprises or civic, charitable or public service functions, provided such investments, business or enterprises do not require services on the part of Employee that would materially impair, or conflict with, the performance of his duties under this Agreement.

5. Compensation. As his regular compensation for all services rendered by Employee under this Agreement to XTO Energy and its subsidiaries and affiliates, Employer shall pay Employee a salary (the “Regular Salary”) of not less than $540,000 per annum, payable in substantially equal semimonthly installments during the term hereof. It is understood that Employer will review annually and may, in the discretion of the Board (or any committee thereof), increase Employee’s Regular Salary, in which case the amount of such increased salary shall thereafter be deemed to be the amount of Regular Salary contracted for in this Agreement for all purposes and, if so increased, the Regular Salary shall not thereafter during the term of this Agreement be decreased to less than $540,000 per annum. All salary and any other current compensation (if any) paid to Employee shall be subject to such payroll and withholding deductions as are required by the laws of any jurisdiction, federal, state or local, with taxing authority with respect to such salary and other compensation, if any. Regular Salary payments (including any increased Regular Salary payments) hereunder shall not in any way limit or reduce any other obligation of Employer hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of Employer to pay Employee’s Regular Salary hereunder. It is acknowledged by the parties that Employee’s Regular Salary, as well as any cash incentive compensation and other employee benefits payable pursuant hereto, may be paid or provided by one or more of XTO Energy’s subsidiaries, but shall be the ultimate responsibility of XTO Energy.

6. Incentive Compensation and Other Benefits.

6.1 Employer shall pay to Employee cash incentive compensation as shall be determined by the Board (or any committee thereof) from time to time. Employee shall be entitled to participate in any such plan established at a level to provide Employee compensation commensurate with Employee’s position and responsibilities. Upon the establishment of any such plan, this Agreement shall be deemed to be automatically amended to include all applicable terms of each such plan.

6.2 Employee shall be qualified to participate in the XTO Energy 2004 Stock Incentive Plan, as amended, or any other similar subsequently adopted equity compensation plans.

6.3 Employer shall also provide the following employee benefits to Employee during the term of this Agreement:

(a) Life Insurance. Employer will provide Employee with life insurance having a death benefit equal to $3,000,000, which shall be in addition to the life insurance benefit provided to each employee of Employer. Employee shall have the right to designate on each policy the primary and contingent beneficiaries thereunder.

(b) Medical Insurance. Employer shall maintain in full force and effect, and Employee shall be entitled to participate in, any medical or health benefit plan provided by XTO Energy or any of its subsidiaries, subject to the terms and conditions of each such plan.

(c) Disability. Employer shall maintain in full force and effect, and Employee shall be entitled to receive, such disability insurance protection as is provided to other full-time executives of XTO Energy or any of its subsidiaries, subject to the terms and conditions of any plan or program sponsored by Employer providing such disability insurance protection.

(d) Vacations. Employee shall be entitled to four weeks paid vacation in each calendar year and to compensation in respect of earned but unused vacation days, determined in accordance with Employer’s vacation plan, if such plan so provides. Employee shall also be entitled to all paid holidays given by Employer to the executives of XTO Energy or any of its subsidiaries.

(e) Automobile and Related Expenses. Employee shall be paid a minimum monthly automobile allowance of $3,200 and shall be reimbursed for all fees, tags, insurance premiums and fuel and maintenance expenses regarding such automobile.

(f) Other Benefits. Employee shall be entitled to all other benefits and to participate in and be covered by all other employee benefit plans, including deferred compensation programs, if any, as are provided to other full-time executive employees of XTO Energy or any of its subsidiaries from time to time.

6.4 Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Regular Salary payable to Employee pursuant to Section 5. Employer shall not make any changes in any plans or arrangements provided pursuant to this Section 6 that would adversely affect Employee’s rights or benefits thereunder unless such change occurs pursuant to a program applicable to all executives of XTO Energy or any of its subsidiaries and does not result in a proportionately greater reduction in the rights or benefits to Employee as compared with any other executive of XTO Energy or any of its subsidiaries.

7. Representation of Employee. As a material inducement to Employer to enter into this Agreement, Employee represents and warrants to Employer that, to the best of Employee’s knowledge, he is not now, nor has he been in the past, the subject of any regulatory agency’s investigation for violation of state or federal securities law, nor has he had any judgment against him for violation of these laws in any civil action in any court.

8. Working Facilities and Staff. Employer shall furnish Employee with such facilities, staff and services as are suitable to his position and adequate for the performance of his duties.

9. Expenses. Employer shall pay or reimburse Employee for all reasonable expenses for entertainment, travel, meals, hotel accommodations and fees and the like incurred by him in the interest of the business of Employer, such payment or reimbursement to be made upon submission of an itemized accounting statement by Employee documenting such expenses as may be required by the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that Employee shall be reimbursed for such expenses, whether or not such expenses are deductible by Employer under the Code.

10. Termination of Employment.

10.1 Termination of Employment. Notwithstanding any other provision hereof, Employee’s employment hereunder shall terminate, and, except as otherwise specifically provided herein, this Agreement shall terminate:

(a) upon the death of Employee;

(b) upon the disability of Employee, which for the purposes of this Agreement shall be the physical or mental inability of Employee to carry out the normal and usual duties of his employment on a full-time basis for the entire period of six (6) continuous months with the reasonable likelihood, as determined by a majority of the non-employee members of the Board, in their sole discretion, that Employee will be unable to carry out the normal and usual duties of his employment on a full-time basis for the following continuous period of six (6) months; however, Employee may not be terminated for disability if, within thirty (30) days after Notice of Termination (as defined in Section 10.5 below) is given, Employee shall return to the performance of his duties on a full-time basis and a majority of the non-employee members of the Board shall determine, in their sole discretion, that Employee is capable of carrying out such duties on a full-time basis (subject to the terms of Sections 6.3(c) and 11);

(c) for “Cause” (as defined in Section 10.2 below), upon written notice of termination for Cause given by Employer to Employee after compliance with Section 10.2 below;

(d) for “Good Reason” (as defined in Section 10.3 below), upon written notice of termination given by Employee to Employer;

(e) without “Cause” (as defined in Section 10.2 below), upon written notice of termination given by Employer to Employee;

(f) upon Employee’s “Retirement” (as defined in Section 10.4 below);

(g) upon Employee’s voluntary resignation of employment for any reason other than Good Reason or Retirement; or

(h) on the Expiration Date (subject to the terms of Section 2).

10.2 Cause. Employer shall have Cause to terminate Employee’s employment if Employee (a) willfully and continually fails to substantially perform his duties with Employer (other than a failure resulting from Employee’s disability (as defined in Section 10.1(b) above), which failure continues for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to Employee specifying the manner in which Employee has failed to substantially perform, or (b) willfully engages in conduct which is demonstrably and materially injurious to Employer, monetarily or otherwise; provided, however, that no termination of Employee’s employment shall be for Cause until (x) there shall have been delivered to Employee a written notice authorized by two-thirds (2/3) of the non-employee members of the Board, specifying in detail the particulars of Employee’s conduct which violates either (a) or (b) above, (y) Employee shall have been provided an opportunity to be heard by the non-employee members of the Board (with the assistance of Employee’s counsel if Employee so desires), and (z) a resolution is adopted in good faith by two-thirds (2/3) of such members of the Board confirming such violation (excluding the vote of Employee). No act, nor failure to act, on Employee’s part, shall be considered “willful” unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of Employer. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Employee after Notice of Termination is given by or to Employee shall constitute Cause.

10.3 Good Reason. Employee may terminate his employment hereunder for Good Reason upon the occurrence of any of the following events or conditions:

(a) a change in Employee’s status, title, position or responsibilities (including reporting responsibilities) which, in Employee’s reasonable judgment, represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities which, in Employee’s reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of Employee from, or failure to reappoint or reelect him to, any of such positions (and Employee is not reappointed or reelected within thirty (30) days), except in connection with the termination of his employment for Cause, as a result of his disability or death, or by Employee other than for Good Reason;

(b) a reduction in Employee’s Regular Salary below $540,000 per annum;

(c) Employer’s requiring Employee (without the consent of Employee) to be based at any place outside a twenty-five (25) mile radius of his place of employment immediately prior to such proposed relocation, except for reasonably required travel on Employer’s business which is not materially greater than such travel requirements prior thereto, or, in the event Employee consents to any relocation beyond such 25-mile radius, the failure by Employer to pay (or reimburse Employee) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify Employee against any loss (defined as the difference between the actual sale price of such residence and the higher of (x) his aggregate investment in such residence or (y) the fair market value of such residence as determined by a real estate appraiser designated by Employee and reasonably satisfactory to Employer) realized on the sale of Employee’s principal residence in connection with any such change of residence;

(d) any material breach by Employer of any provision of this Agreement;

(e) any purported termination of Employee’s employment for Cause by Employer which does not otherwise comply with the terms of this Agreement; or

(f) if Employer gives written notice to Employee in accordance with Section 2 of its intent not renew this Agreement.

10.4 Retirement. Employee shall be deemed to have terminated his employment with Employer due to his “Retirement” if Employee gives Employer a Notice of Termination that it is Employee’s intent to retire from and terminate his employment with Employer as an employee and to resign all of his officer positions (which may or may not include his retirement as a director of Employer) and if, within the thirty (30) day period immediately following the date of such Notice of Termination, Employer does not provide Employee with written notice in accordance with the procedures set forth in Section 10.2 above that, prior to receipt of Employee’s Notice of Termination, it had grounds to terminate Employee’s employment for Cause. In the event Employer provides Employee with written notice that it had grounds to terminate Employee’s employment for Cause, the procedures set forth in Section 10.2 above shall apply and, if Employer cannot terminate Employee for Cause, Employee shall be deemed to have terminated due to Retirement.

10.5 Notice of Termination. Any termination of Employee’s employment by Employer or by Employee (other than termination as a result of Employee’s death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

10.6 Date of Termination. “Date of Termination” shall mean (i) if Employee’s employment is terminated by his death, the date of his death, (ii) if Employee’s employment is terminated upon the disability of Employee, thirty (30) days after Notice of Termination is given (provided that, during such thirty (30) day period, Employee shall not have been approved for return to the performance of his duties on a full-time basis by a majority of the non-employee members of the Board as provided in Section 10.1(b) above), (iii) if Employee’s employment is terminated for Cause, the date specified in the Notice of Termination, and (iv) if Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final determination in accordance with Section 23 of this Agreement.

10.7 Severance Benefits. In the event of a Change in Control or a termination of Employee’s employment under this Agreement for any reason, Employee shall have no right to receive any compensation, remuneration, bonus or benefit for any period subsequent to the Date of Termination or the Change in Control, as the case may be, except as may be provided in Sections 11, 12 and 13 or pursuant to Amended and Restated Management Group Employee Severance Protection Plan effective February 15, 2000, as amended August 20, 2002. In the event that Employee is entitled to receive Severance Benefits pursuant to Section 11 upon a Change in Control, Employee shall not be entitled to receive any other benefits under this Agreement, including, without limitation any Severance Benefits or Retirement Benefits upon the occurrence of any other event that would otherwise have entitled Employee to receive Severance Benefits or Retirement Benefits, including without limitation a subsequent Change in Control or a Termination of Employee’s employment as contemplated by Section 10.1. In the event that Employee elects to receive any severance benefits pursuant to the Amended and Restated Management Group Employee Severance Protection Plan effective February 15, 2000, as amended August 20, 2002 or any similar plan, program, or arrangement of Employer, Employee shall not be entitled to receive any compensation, remuneration, bonus or benefit under Sections 11, 12, or 13 of this Agreement.

11. Compensation Upon Certain Employment Terminations or Change in Control.

11.1 Termination without Cause, for Good Reason, by Death or Disability or Change in Control. If (i) Employee’s employment is terminated (A) by Employer without Cause, (B) by Employee for Good Reason, (C) by Employees’ death or disability, or (ii) there shall occur a Change in Control (as defined in Section 11.5), Employee shall be entitled to the following severance benefits (collectively, “Severance Benefits”):

(a) Employer shall pay to Employee an amount in cash equal to three (3) times:

(i) the sum of (x) Employee’s Regular Salary and (y) two (2) times an amount equal to the greater of Employee’s two most recent bonuses awarded under the Key Management Incentive Bonus Plan adopted by XTO Energy (or any successor or substitute bonus plan or program then in effect), plus

(ii) the amount, if any, of the Employee’s monthly car allowance, multiplied by twelve (12), plus

(iii) the amount, if any, equal to any special bonus, and any other amounts not described in item (i) or (ii) above that are required to be designated as a bonus under the rules and regulations of the Securities and Exchange Commission, awarded to the Employee during the three (3) years preceding the Date of Termination or Change in Control; special bonus will include any bonus paid as a result of an individual becoming an employee of Employer but will not include any bonus paid related to moving expenses.

The amount determined in this paragraph (a) shall be paid on or before ten (10) days after the Date of Termination or forty-five (45) days after the Change in Control, whichever event is applicable.

(b) For a period of eighteen (18) months after Employee’s termination of employment by Employer without Cause, by Employee for Good Reason, or after a Change in Control, Employer shall, at its sole expense, continue on behalf of Employee and his covered dependents and beneficiaries, all medical, dental, vision, and health benefits and insurance coverage that were being provided to Employee at the time of termination of employment. The benefits provided in this Section 11.1(b) shall be no less favorable to Employee, in terms of amounts and deductibles and costs to him, than the coverage provided Employee under the plans providing such benefits at the time of termination. Employer’s obligation hereunder to provide a benefit shall terminate if Employee obtains comparable coverage under a subsequent employer’s benefit plan. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility for such benefits or during any period during which there is a preexisting condition limitation on such benefits. Employer also shall pay a lump sum equal to the amount of any additional income tax payable by Employee and attributable to the benefits provided under this Section 11.1(b) at the time such tax is imposed upon Employee. In the event that Employee’s participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder are materially reduced, Employer shall provide or arrange to provide Employee with benefits substantially similar to those which Employee was entitled to receive under such coverage immediately prior to the Termination Notice. At the end of the period of coverage set forth above, Employee shall have the option to have assigned to him at no cost to Employee and with no apportionment of prepaid premiums, any assignable insurance owned by Employer and relating specifically to Employee, and Employee shall be entitled to all health and similar benefits that are or would have been made available to Employee under law.

(c) Employer shall transfer to Employee all right, title or other ownership interest it may have in any automobile then being provided by Employer for use by Employee.

(d) Employer shall transfer to Employee any right, title or ownership in any club memberships provided by Employer for use by Employee.

(e) Employer shall transfer to Employee any right, title or ownership in any life insurance owned by Employer on Employee’s life.

(f) (i) Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, or other agreement relating to equity-type compensation that may be outstanding between Employee and Employer, all units, stock options, incentive stock options, performance shares, stock appreciation rights and royalty trust options (under the XTO Energy 2004 Stock Incentive Plan or any other plan or arrangement) (hereafter sometimes referred to as the “Rights”) held by Employee immediately prior to the Date of Termination (without Cause or for Good Reason) or the Change in Control, whichever is applicable, and any such Rights received by Employee after such Date of Termination or the Change in Control, whichever is applicable (whether or not received in exchange for or in substitution for existing Rights), shall immediately become 100% vested and exercisable, and Employee shall become 100% vested in all shares of restricted stock held by or for the benefit of Employee; provided, however, that to the extent Employer is unable to provide for such acceleration of vesting with respect to any such Rights or shares of restricted stock, Employer shall provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such unaccelerated Rights or shares of restricted stock (the “Stock Rights”) as of the date of Employee’s termination of employment or a Change in Control and the total value of the Stock Rights in which Employee is vested as of the date of his termination of employment. The value of such accelerated vesting in Employee’s Stock Rights shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board; any such Stock Rights which are not in existence at the time of Employee’s termination of employment or a Change in Control shall be valued as of the date of the Date of Termination (as described herein) or the Change in Control, whichever is applicable.

(ii) Notwithstanding any provision to the contrary in any option agreement that may be outstanding between Employee and Employer, Employee’s right to exercise any previously unexercised options under any such option agreement shall not terminate until the latest date on which the option granted under such agreement would expire under the terms of such agreement but for Employee’s termination of employment. However, with respect to any option (or portion of an option) for which either (i) Employer is unable to provide for the extension of the expiration date as provided in the preceding sentence for any reason, or (ii) providing for the extension of the expiration date as provided in the preceding sentence would cause an option (or a portion of an option) to be subject to Section 409A of the Code, then the expiration date of such option (or portion of an option) shall not be extended beyond the time it would otherwise terminate according to its terms, and Employer shall make a lump sum cash payment to Employee within thirty (30) days after the date of Employee’s termination of employment of an amount equal to the value, as of the date of Employee’s termination of employment, of the extension of the expiration date for all options (or portions of options) which cannot be so extended. Such value of such extension of exercisability shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board. Notwithstanding the foregoing, if, in accordance with the foregoing, an incentive stock option held by Employee may be extended without causing application of Section 409A of the Code, the extension of the right to exercise such options under this Section 11.1(f)(ii) shall only be applicable if Employee has not exercised such option within three (3) months after

Employee’s termination of employment, and, in that event, such options shall immediately convert to nonqualified stock options.

11.2 Retirement. If Employee’s employment is terminated due to Employee’s Retirement, Employee shall be entitled to the following severance benefits (collectively, “Retirement Benefits”):

(a) Employer will retain Employee effective as of the Date of Termination for a period of eighteen (18) months (the “Consulting Period”) to render such consulting and advisory services (the “Consulting Services”) as Employer may reasonably request from time to time during the Consulting Period. Employee shall perform the Consulting Services at such times and places as an officer designated by Employer or the Board shall from time to time reasonably request.

(b) As compensation for the Consulting Services, Employee shall receive each month at least the same monthly salary that he was receiving immediately prior to Employee’s retirement (the “Consulting Fee”), which shall be paid in accordance with the customary payroll practices of Employer. Any Consulting Fee payment payable to Employee hereunder in respect of any calendar month during which the Consulting Period ends prior to the end of such calendar month shall be prorated based on the ratio of the number of days in such calendar month during which Employee is retained as a consultant hereunder to the number of days in such calendar month.

(c) Employee shall receive $10,000 per calendar month as part of the Consulting Fee during the Consulting Period for the purposes of (i) the use of office space and office equipment, and (ii) expenses incurred by Employee in rendering the Consulting Services during the Consulting Period, which shall include without limitation travel, lodging, meals, and car rentals or taxi fares when out of town, long distance telephone calls to or for Employer, facsimile transmissions charges, and mailing expenses incurred by Employee in rendering the Consulting Services.

(d) Employer and Employee shall enter into a consulting agreement. Employee shall be an independent contractor in performing the Consulting Services, with authority to select the means and method of performing the Consulting Services. Employee shall not be an employee or agent of Employer. Unless otherwise specifically authorized by the consulting agreement, Employee shall have no authority to transact any business or make any representations or promises in the name of Employer.

(e) The consulting arrangement created by this Section 11.2 (i) shall terminate automatically upon the death of Employee; and (ii) shall terminate automatically at the expiration of the Consulting Period. Upon a termination of the consulting arrangement, neither of the parties hereto shall have any further duty or obligation under this Section 11.2; provided, however, that termination of the consulting arrangement shall not affect the duties and obligations set forth in the other sections of this Agreement.

(f) As of the Date of Termination (for Retirement), Employee shall be eligible for retiree medical coverage comparable to the coverage provided to retirees under Employer’s retiree medical program as in effect on such Date of Termination, and as such program may be changed from time to time, on the same terms and conditions as similarly situated former employees.

(g) (i) Notwithstanding any provision to the contrary in any option agreement or restricted stock agreement relating to equity-type compensation that may be outstanding between Employee and Employer, all Rights (as defined in Section 11.1(f)) held by Employee immediately prior to the Date of Termination (for Retirement), and any such Rights received by Employee after such Date of Termination (whether or not received in exchange for or in substitution for existing Rights), shall immediately become 100% vested and exercisable, and Employee shall become 100% vested in all shares of restricted stock held by or for the benefit of Employee; provided, however, that to the extent Employer is unable to provide for such acceleration of vesting with respect to any such Stock Rights (as defined in Section 11.1(f)), Employer shall provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such unaccelerated Stock Rights as of the date of Employee’s termination of employment and the total value of the Stock Rights in which Employee is vested as of the date of his termination of employment. The value of such accelerated vesting in Employee’s Stock Rights shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board; any such Stock Rights which are not in existence at the time of Employee’s termination of employment shall be valued as of the date of the Date of Termination (as described herein).

(ii) Notwithstanding any provision to the contrary in any option agreement that may be outstanding between Employee and Employer, Employee’s right to exercise any previously unexercised options under any such option agreement shall not terminate until the latest date on which the option granted under such agreement would expire under the terms of such agreement but for Employee’s termination of employment. However, with respect to any option (or portion of an option) for which either (i) Employer is unable to provide for the extension of the expiration date as provided in the preceding sentence for any reason, or (ii) providing for the extension of the expiration date as provided in the preceding sentence would cause an option (or a portion of an option) to be subject to Section 409A of the Code, then the expiration date of such option (or portion of an option) shall not be extended beyond the time it would otherwise terminate according to its terms, and Employer shall make a lump sum cash payment to Employee within thirty (30) days after the date of Employee’s termination of employment of an amount equal to the value, as of the date of Employee’s termination of employment, of the extension of the expiration date for all options (or portions of options) which cannot be so extended. Such value of such extension of exercisability shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board. Notwithstanding the foregoing, if, in accordance with the foregoing, an incentive stock option held by Employee may be extended without causing application of Section 409A of the Code, the extension of the right to exercise such options under this Section 11.2(g)(ii) shall only be applicable if Employee has not exercised such option within three (3) months after Employee’s termination of employment, and, in that event, such options shall immediately convert to nonqualified stock options.

11.3 Other Terminations. If Employee’s employment shall be terminated (i) by Employer for Cause, or (ii) by Employee without Good Reason and not due to Retirement, Employer shall pay Employee (x) his Regular Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and (y) the vested portion of any incentive compensation plan to which Employee is entitled in accordance with the terms of such plan.

11.4 Disability. During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), Employee shall continue to receive his Regular Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 10.1(b) hereof, provided that payments so made to Employee during the Disability Period shall be reduced by the sum of the amounts, if any, payable to Employee prior to the time of any such payment under disability benefit plans of Employer and which were not previously applied to reduce any Regular Salary payment.

11.5 Change in Control.

(a) For purposes of this Agreement, a “Change in Control” shall mean the occurrence of one or more of the following events as objectively determined based upon all of the facts and circumstances without the exercise of discretion by the Board: (i) a Change in Ownership of Employer; (ii) a Change in Effective Control of Employer or (iii) a Change in the Ownership of a Substantial Portion of the Assets of Employer. For purposes hereof:

(i) “Acting as a Group” shall mean “acting as a group” as such phrase is defined under Section 409A of the Code and the regulations or other guidance issued thereunder.

(ii) “Change in Ownership” shall mean that any one person or more than one person Acting as a Group acquires ownership of stock of Employer that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Employer; provided, however, that if any one person or more than one person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of Employer, the acquisition of any additional stock by the same person or persons shall not be considered a Change in Ownership or a Change in Effective Control.

(iii) “Change in Effective Control” shall mean that either:

(1) any one person or more than one person Acting as a Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of Employer possessing 35% or more of the total voting power of the stock of Employer; or

(2) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that for purposes of this paragraph (2) Employer refers solely to the “relevant corporation” (as such term is defined in Section 409A of the Code and the regulations or other guidance issued thereunder) for which no other corporation is a majority shareholder.

Notwithstanding the foregoing, if any one person or more than one person Acting as a Group, is considered to effectively control Employer, the acquisition of additional control by the same person or persons shall not be considered to cause a Change in Effective Control.

(iv) “Change in the Ownership of a Substantial Portion of the Assets” shall mean any one person or more than one person Acting as a Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Employer that have a total Gross Fair Market Value equal to more than 40% of the total Gross Fair Market Value of all of the assets of Employer immediately prior to such acquisition or acquisitions.

A Change in the Ownership of a Substantial Portion of the Assets shall not be deemed to have occurred if Employer assets are transferred to:

(1) a shareholder of Employer (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) an entity, 50% or more of the total value of voting power of which is owned, directly or indirectly, by Employer;

(3) a person, or more than one person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Employer; or

(4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iv)(3).

For purposes of this paragraph and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

For purposes of this Section 11.5(a), “Gross Fair Market Value” shall mean the value of Employer’s assets, or the value of Employer’s assets being disposed of, determined without regard to any liabilities associated with such assets.

(b) Notwithstanding anything herein to the contrary, under no circumstances will a change in the constitution of the board of directors of any subsidiary, a change in the beneficial ownership of any subsidiary, the merger or consolidation of a subsidiary with any other entity, the sale of all or substantially all of the assets of any subsidiary or the liquidation or dissolution of any subsidiary constitute a “Change in Control” under this Agreement.

11.6 No Mitigation. Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.

11.7 No Other Compensation. Employee agrees that the compensation and benefits set forth in this Section 11 constitute the entire amount of consideration provided to him under this Agreement, and that he will not seek any further compensation for any other claimed damage, costs, severance, income, or attorney’s or arbitrator’s fees. If Employee receives any compensation or benefits in accordance with this Section 11, he expressly waives any right to participate in or receive any benefits or payments under any severance plan or program offered by or on behalf of Employer, including without limitation the Amended and Restated Management Group Employee Severance Protection Plan effective February 15, 2000, as amended August 20, 2002.

11.8 Release. Employer may condition payment of amounts due under this Section 11 upon the receipt of a release and covenant not to sue or pursue arbitration in a form reasonably satisfactory to Employer, the terms of which shall not conflict with this Agreement.

11.9 Code Section 409A; Delay of Payments. The terms of this Agreement have been designed to comply with the requirements of Section 409A of the Code, as amended, where applicable, and shall be interpreted and administered in a manner consistent with such intent. Notwithstanding anything to the contrary in this Agreement, (i) if upon the date of Employee’s termination of employment with Employer, Employee is a “specified employee” within the meaning of Section 409A of the Code, and the deferral of any amounts otherwise payable under this Agreement as a result of Employee’s termination of employment is necessary in order to prevent any accelerated or additional tax to Employee under Section 409A of the Code, then Employer will defer the payment of any such amounts hereunder until the date that is six (6) months following the date of Employee’s termination of employment with Employer at which time any such delayed amounts will be paid to Employee in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Employee’s termination of employment with Employer, and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code.

12. XTO Energy’s Guarantee of Severance Benefits.

12.1 In the event Employee becomes entitled to receive Severance Benefits under Section 11.1 above and Employee’s employer fails to pay or provide such Severance Benefits, XTO Energy shall assume the obligation of such employer to pay or provide such Severance Benefits. In consideration of XTO Energy’s assumption of the obligation to pay or provide such Severance Benefits provided under this Agreement, XTO Energy shall be subrogated to any recovery (irrespective of whether there is recovery from the third party of the full amount of all claims against the third party) or right to recovery of either Employee or his legal representative against Employer or any person or entity. Employee or his legal representative shall cooperate in doing what is reasonably necessary to assist XTO Energy in exercising such rights, including but not limited to notifying XTO Energy of the institution of any claim against a third party and notifying the third party and the third party’s insurer, if any, of XTO Energy’s subrogation rights. Neither Employee nor his legal representative shall do anything after a loss to prejudice such rights.

12.2 In its sole discretion, XTO Energy reserves the right to prosecute an action in the name of Employee or his legal representative against any third parties potentially liable to Employee. XTO Energy shall have the absolute discretion to settle subrogation claims on any basis it deems appropriate under the circumstances. If Employee or his legal representative initiates a lawsuit against any third parties potentially liable to Employee, XTO Energy shall not be responsible for any attorneys’ fees or court costs that may be incurred in such liability claim.

12.3 XTO Energy shall be entitled, to the extent of any payments made to or on behalf of Employee or a dependent of Employee, to be paid first from the proceeds of any settlement or judgment that may result from the exercise of any rights of recovery asserted by or on behalf of Employee or his legal representative against any person or entity legally responsible for the injury for which such payment was made. XTO Energy shall be reimbursed by Employee or his legal representative an amount of money equal to all sums paid by XTO Energy under this Agreement to or on behalf of Employee and all expenses, costs and attorneys’ fees incurred by XTO Energy in connection with the prosecution and collection of XTO Energy’s subrogation interest. The right is also hereby given XTO Energy to receive directly from Employer or any third party(ies), attorney(s) or insurance company(ies) an amount equal to the amount paid to or on behalf of Employee.

13. Excise Taxes.

13.1 In the event it shall be determined that any payment or distribution of any type by Employer to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by Employee of all taxes (including additional excise taxes under said Section 4999 and any interest and penalties imposed with respect to any taxes) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Employer shall pay the Gross-Up Payment to Employee within twenty (20) business days after the date on which Employee is entitled to a Severance Benefit after a Change in Control (the “Payment Date”).

13.2 All determinations required to be made under this Section 13 including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the independent accounting firm retained by Employer on the date of determination (the “Accounting Firm”), which shall provide detailed supporting calculations both to Employer and Employee within fifteen (15) business days of the Payment Date, if applicable, or such earlier time as is requested by Employer. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 13.3 and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

13.3 Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is notified in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall (w) give Employer any information reasonably requested by Employer relating to such claim, (x) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer, (y) cooperate with Employer in good faith in order to effectively contest such claim, and (z) permit Employer to participate in any proceedings relating to such claim, provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold

Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 13.3, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

13.4 If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 13.3, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Employer’s complying with the requirements of Section 13.3) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 13.3, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

14. Counsel Fees and Indemnification.

14.1 In the event Employer or Employee is required to employ legal counsel to enforce the performance of this Agreement or recover damages because of any breach of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and the reimbursement of all necessary expenses, court costs and arbitration fees.

14.2 Employer shall indemnify and hold Employee harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees and costs incurred by Employee, in connection with the defense of, or as a result of any action or proceeding or any appeal from any action or proceeding, in which Employee is made or is threatened to be made a party by reason that Employee is or was an officer or director of XTO Energy or any of its subsidiaries or affiliates, regardless of whether such action or proceeding is one brought by or in the right of XTO Energy or any of its subsidiaries or affiliates, to procure a judgment in their favor (or other than by or in the right of XTO Energy or any of its subsidiaries or affiliates).

14.3 The undertakings of Section 14.1 above are independent of, and shall not be limited or prejudiced by, the undertakings of Section 14.2 above.

15. Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given and acknowledged by written receipt, or on the seventh day after mailing if mailed (return receipt requested), postage prepaid and properly addressed as follows:

XTO Energy/Employer:	XTO Energy Inc.
810 Houston Street
Fort Worth, Texas 76102
Attention: Board of Directors

Employee:	Vaughn O. Vennerberg II
5337 Southern Avenue
Dallas, Texas 75209

Any party may change its address for purposes of this Section 15 by giving the other party written notice of the new address in the manner set forth above.

16. Successors of Employer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from Employer in the same amount and on the same terms as Employee would be entitled hereunder if Employee terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Employer” shall mean the Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 16 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

17. Assignment; Binding Effect. Employee may not assign his rights or delegate his duties or obligations hereunder without the written consent of Employer. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder as if he had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

18. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee or his legal representative and such officer as may be specifically designated by the Board of Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19. Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

22. Captions and Gender. The use of captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

23. Dispute Resolution. Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim, including a claim for indemnification under this Section 23, to arbitration.

(a) Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $2,000,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator. If (x) the parties cannot agree on the sole arbitrator, (y) one party refuses to appoint its party-appointed arbitrator within said thirty (30) day period or (z) the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, then the appointing authority for the implementation of such procedure shall be the Senior United States District Judge for the Northern District of Texas, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the Senior United States District Judge for the Northern District of Texas refuses or fails to act as the appointing authority within ninety (90) days after being requested to do so, then the appointing authority shall be the Chief Executive Officer of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

(b) Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(i) The arbitration proceedings shall be held in Fort Worth, Texas, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrator(s);

(ii) The arbitrator(s) shall be and remain at all times wholly independent and impartial;

(iii) The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

(iv) Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(v) The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrator(s);

(vi) The decision of the arbitrator(s) shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrator(s); made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement;

(vii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

(viii) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(c) Injunction. Notwithstanding the preceding provisions of this Section 23, the parties acknowledge that either of them may seek emergency or temporary or permanent injunctive relief or a restraining order, including costs and attorneys’ fees incurred in connection with such action, but absolutely no other relief, in any court of competent jurisdiction. All other disputes, claims and remedies shall be settled by arbitration in accordance with this Section 23.

(d) Acknowledgment of Parties. Each party acknowledges that he or she or it has voluntarily and knowingly entered into an agreement to arbitration under this Section by executing this Agreement.

24. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous promises, agreements and representations not set forth in this Agreement including, but not limited to, as of the Effective Date, the Original Agreement. This Agreement may not be amended except by a mutual written agreement signed by all parties or their legal representatives; provided, however, that the terms of any cash incentive compensation plan or stock option plan established by Employer subsequent to the date hereof in accordance with terms previously outlined by Employer shall automatically become part of this Agreement when established.

25. Survival of Certain Provisions. Notwithstanding any other provision of this Agreement to the contrary, the provisions of Sections 11 through 24 of this Agreement shall survive the termination of this Agreement.

IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Agreement as of the date written above.

XTO ENERGY INC.

By:	/S/ Bob R. Simpson
Bob R. Simpson
Chairman of the Board and
Chief Executive Officer

EMPLOYEE:

/S/ Vaughn O. Vennerberg II
Vaughn O. Vennerberg II